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Exhibit 4.1

                     NATIONAL CITY BANCSHARES, INC.
                      INCENTIVE STOCK OPTION PLAN

                          ARTICLE I. PURPOSE.

     The purpose of this Incentive Stock Option Plan (the "Plan") is to encourage stock ownership by certain executive employees of NATIONAL CITY BANCSHARES, INC., an Indiana corporation and its "subsidiary corporations" (collectively the "Corporation"), so that they may acquire a proprietary interest in the success of the Corporation. The term "subsidiary corporation" shall be defined in the same manner as such term is defined in Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code") and shall include subsidiary corporations which become such after the adoption of the Plan. The Plan is intended to provide an incentive for maximum effort in the successful operation of the Corporation and to encourage certain employees of the Corporation to remain in the employ of the Corporation. It is further intended that the options granted pursuant to the Plan shall constitute "Incentive Stock Options" within the meaning of Section 422 of the Code, except as specifically provided herein.

                      ARTICLE II. ADMINISTRATION.

     The Plan shall be administered by the Compensation Committee (the "Committee") which shall consist of three or more members of the Board of Directors of National City Bancshares, Inc. (the "Board of Directors") who are not employees of the Corporation and who are appointed to the Committee from time to time by the Board of Directors. If any member of the Committee becomes an executive employee of the Corporation, his or her membership on the Committee shall automatically terminate. No Director may be appointed to the Committee who has, during the one year period immediately preceding his or her prospective appointment date, been granted options under the Plan. Members of the Committee shall be appointed by and shall serve at the pleasure of the Board of Directors. A majority of the Committee shall constitute a quorum and acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee, shall be deemed to be valid acts of the Committee. No member of the Committee shall be eligible to receive an option under the Plan.

     The Committee shall select one of its members to serve as Chairman, shall appoint one of its members as Secretary, who shall maintain a record of its actions and decisions, and shall hold meetings from time to time as it may determine. The Committee shall have authority to:

     (a) Determine which of the eligible employees of the Corporation (determined under Article III hereof) shall be granted options, when such options shall be granted and the number of shares and terms with respect to each such option;

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     (b)  Prescribe rules and regulations for administering the Plan;
          and

     (c) Decide any questions arising as to the interpretation or application of any provision under this Plan.

The determination of the Committee as to any of these matters shall be final and binding upon all persons whomsoever and shall be reported to the Board of Directors at its next ensuing meeting.

                       ARTICLE III. ELIGIBILITY.

     The persons who shall be eligible to receive options pursuant to the Plan shall be such of the key employees of the Corporation, including but not limited to officers (whether or not they are also directors of the Corporation), as the Committee shall select from time to time. A grantee of an option under this Plan (an "Optionee") may hold more than one option hereunder, but only on the terms and conditions hereinafter set forth. Notwithstanding any of the other provisions of this Plan, options shall not be granted hereunder to an individual who then owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of National City Bancshares, Inc., or of a parent or a subsidiary corporation (as those terms are defined in Section 424 of the Code) of National City Bancshares, Inc., such ownership to be determined by application of the applicable attribution rules under the Code.

            ARTICLE IV. STOCK TO BE ISSUED UNDER THIS PLAN.

     The stock to be issued upon the exercise of options granted under the Plan shall be shares of the common stock without par value of National City Bancshares, Inc. ("Common Stock") which may either be authorized and unissued shares or issued shares held in or hereafter acquired for the treasury of National City Bancshares, Inc. The aggregate number of shares of Common Stock which may be issued under options granted hereunder shall not exceed Two Hundred and Ninety Thousand (290,000) shares. In the event that any outstanding option under the Plan expires or is terminated, the shares of Common Stock allocable to the unexercised portion of such option may again be subject to an option under the Plan.

     National City Bancshares, Inc. shall not be required to issue or deliver any certificate for shares of its Common Stock purchased upon the exercise of all or any part of an option before completion of any registration or other qualification of such shares under any state or federal law or ruling or regulation of any governmental regulatory body that National City Bancshares, Inc. shall, in its sole discretion, determine is necessary or advisable.







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              ARTICLE V. TERMS AND CONDITIONS OF OPTIONS.

     Each option granted under the Plan shall be evidenced by an agreement in writing which shall be subject to such amendment and modification from time to time as the Committee shall deem necessary to comply with applicable law or regulation, and which shall contain, in such form and with such other provisions as the Committee shall from time to time determine, provisions which comply with the following terms and conditions:

     (a) The Number of Shares. Each option shall state the number of shares of Common Stock to which it pertains.

     (b) Option Price. Each option shall state the option price per share of Common Stock which shall be equal to the fair market value of one share of Common Stock on the date of the granting of the option. The Committee shall have full authority to determine the fair market value of a share of Common Stock. If the Common Stock is traded in the over-the-counter market, such fair market value shall be deemed to be the arithmetical mean between the asked and the bid prices between the opening of the market and noon on such date as reported by NASDAQ. If the Common Stock is traded on an exchange, such fair market value shall be deemed to be the arithmetical mean of the high and low prices at which it is quoted or traded between the opening of the market and noon on such day on the exchange on which it generally has the greatest trading volume.

     (c) Medium and Time of Payment. The option price shall be payable in United States dollars, or, if authorized by the Committee in the option grant, in whole or in part in common shares of the Corporation valued at fair market value, as determined by the Committee. The option price shall be payable in full upon the exercise of the option, and the exercise of any option and the delivery of the optioned shares shall be contingent upon receipt by National City Bancshares, Inc. of the full purchase price paid in cash, check, or, if authorized, common shares of the Corporation.

     (d) Term and Exercise of Options. Each option shall state the period of time during which the option may be exercised; provided, however that, anything contained herein to the contrary notwithstanding, no option granted hereunder shall be exercisable after the expiration of ten years after the date of grant of such option. Subject to the terms of the Plan and the individual agreement granting a particular option, any option may be exercised, in whole or in part, from time to time, as to one or more whole shares of Common Stock covered by the option, during its period of exercise.

     (e) Maximum Value of Stock with Respect to Which Options Are Exercisable for First Time in Any Calendar Year. In the event the aggregate fair market value (determined at the time the option is granted) of Common Stock with respect to

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          which options are exercisable hereunder for the first time by any eligible employee during any one calendar year (under the Plan and all other incentive stock option plans of National City Bancshares, Inc. or any parent or subsidiary corporation of National City Bancshares, Inc.) shall exceed One Hundred Thousand Dollars, such options shall, to the extent of such excess, be treated as options which are not incentive stock options, taking options into account in the order in which they were granted. In the case of an option that is to be treated in part as an incentive stock option and in part as a nonincentive stock option, National City Bancshares, Inc. may designate the shares of Common Stock that are to be treated as stock acquired pursuant to exercise of an incentive stock option by issuing a separate certificate for such shares and identifying the certificate as incentive stock option shares in the stock transfer records of National City Bancshares. The remaining shares of Common Stock shall be treated as stock acquired pursuant to the exercise of a nonincentive stock option and identified as such in the stock transfer records of National City Bancshares.

     (f) Transfer of Option. Neither the whole nor any part of any option shall be transferable by an Optionee or by operation of law during said Optionee's lifetime and at said Optionee's death an option or any part thereof shall only be transferable by said Optionee's will or by the laws of descent and distribution. An option may be exercised during the lifetime of the Optionee only by the Optionee. Any option, and any and all rights granted to an Optionee thereunder, to the extent not theretofore effectively exercised shall automatically terminate and expire upon any sale, transfer or hypothecation or any attempted sale, transfer or hypothecation of such option or rights, or upon the bankruptcy or insolvency of the Optionee.

     (g) Termination of Employment. No option may be exercised after the termination of the employment of the Optionee with the Corporation except as hereinafter provided, specifically subject, however, to the provisions of paragraph (d) of this
          Article V:

          (1) Retirement. Options granted under the Plan may be exercised within three (3) months after the Retirement (as hereinafter defined) of the Optionee and the options shall be exercisable for all of the shares covered thereby. For purposes of the Plan, "Retirement," shall mean any termination of employment with the Corporation occurring after the completion of not less than ten (10) years of service with the Corporation and the attainment of age sixty (60)years by the Optionee.

          (2) Disability. Options granted under the Plan may be exercised within one (1) year after the termination of

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               the employment of the Optionee by reason of the
               Disability (as hereinafter defined) of the Optionee and the option shall be exercisable for all of the shares covered thereby. For purposes of the Plan, an Optionee shall be deemed have incurred a "Disability" if a disinterested duly licensed medical doctor appointed by the Corporation determines that the Optionee is totally and permanently prevented, as a result of physical or mental infirmity, injury, or disease, either occupational or nonoccupational in cause, from holding the job or position with the Corporation or engaging in the employment activity, or a comparable job or employment activity with the Corporation, which the Optionee held or customarily engaged in prior to the occurrence of the disability (provided, however, that disability hereunder shall not include any disability incurred or resulting from the Optionee's having engaged in a criminal act or enterprise, or any disability consisting of or resulting from the Optionee's chronic alcoholism, addiction to narcotics or an intentionally self-inflicted injury).

          (3)  Death

               (i) If an Optionee shall die while employed by the Corporation or within three (3) months after termination of employment with the Corporation by reason of Retirement or Disability, the options granted under this Plan to such deceased Optionee shall be exercisable within one (1) year after the date of the Optionee's death and the options shall be exercisable for all of the shares covered thereby.

               (ii) If an Optionee shall die within three (3) months after termination of employment with the Corporation for a reason other than Retirement or Disability, the options granted under this Plan to such deceased Optionee shall be exercisable within one (1) year after the date of the Optionee's death but the options may not be exercised for more than the number of shares, if any, as to which the options were exercisable by the Optionee immediately prior to his or her death.

               (iii) The legal representative, if any, of the deceased Optionee's estate, otherwise the appropriate legatees or distributees of the deceased Optionee's estate, may exercise the option on behalf of such a deceased Optionee.


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          (4)  Involuntary Termination of Employment.  Options granted under the Plan may be exercised within three (3) months after the Involuntary Termination of Employment (as hereinafter defined) of the Optionee with the Corporation and the options shall be exercisable for all of the shares covered thereby. For purposes of the Plan, "Involuntary Termination of Employment" shall mean any termination of an Optionee's employment with the Corporation by reason of the discharge, firing or other involuntary termination of an Optionee's employment by action of the Corporation other than an involuntary termination for cause as described in subparagraph (6) of this paragraph (g).

          (5) Voluntary Termination of Employment. Options granted under the Plan may be exercised, if otherwise timely, within three (3) months after the Voluntary Termination of Employment (as hereinafter defined) of the Optionee with the Corporation but the options may not be exercised for more than the number of shares, if any, as to which the options were exercisable by the Optionee immediately prior to such termination of employment. For purposes of the Plan "Voluntary Termination of Employment" shall mean any voluntary termination of employment with the Corporation by reason of the Optionee's quitting or otherwise voluntarily leaving the Corporation's employ other than a voluntary termination of employment by reason of Retirement or a voluntary termination of employment constituting a termination for cause as described in subparagraph (6) of this paragraph (g).

          (6) Termination for Cause. Anything contained herein to the contrary notwithstanding, if the termination of an Optionee's employment with the Corporation is as a result of or caused by the Optionee's theft or embezzlement from the Corporation, the violation of a material term or condition of his or her employment, the disclosure by the Optionee of confidential information of the Corporation, conviction of the Optionee of a crime of moral turpitude, the Optionee's stealing trade secrets or intellectual property owned by the Corporation, any act by the Optionee in competition with the Corporation or any other act, activity or conduct of the Optionee which in the opinion of the Board of Directors is adverse to the best interests of the Corporation, then any options and any and all rights granted to such Optionee thereunder, to the extent not yet effectively exercised, shall become null and void effective as of the date of the occurrence of the event which results in the Optionee ceasing to be an employee of the Corporation and any purported exercise of an option by or on behalf of said Optionee following such date shall be of no effect.

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          (7)  A transfer of employment between the Corporation and
               any subsidiary of the Corporation, or between any subsidiaries of the Corporation, shall not be deemed to be a termination of employment under the Plan.

     (h) Change of Control. Upon the occurrence of a Change of Control (as defined below), each option granted hereunder shall immediately become exercisable in full by the optionee notwithstanding the option period specified in such option, but subject to the other terms and provisions of such option. As used herein, the term "Change of Control" means the acquisition of direct or indirect beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934 [the "Exchange Act"] of 25% or more of the then outstanding shares of Common Stock of the Corporation generally entitled to vote in the election of directors of the Corporation by any person or persons who constitute a group (within the meaning of Section 13(d)(3) of the Exchange Act) or the consummation of any merger, consolidation, share exchange, or other extraordinary corporate transaction involving the Corporation and in which the shareholders of the Corporation immediately prior to consummation of such transaction do not own, in the aggregate, immediately after consummation of such transaction, at least a majority of the voting stock of the Corporation or the entity which survives or results from such transaction.

     (i) Acceleration. The Committee may, in the case of merger, consolidation, dissolution or liquidation of National City Bancshares, Inc., accelerate the expiration date of any option for any or all of the shares covered thereby (but still giving Optionees a reasonable period of time to exercise any outstanding options prior to the accelerated expiration date) and may, in the case of merger, consolidation, dissolution or liquidation of National City Bancshares, Inc., or in any other case in which it feels it is in the Corporation's best interest, accelerate the date or dates on which any option or any part of any option shall be exercisable for any or all of the shares covered thereby.

     (j) Rights as a Stockholder. An Optionee shall have no rights as a stockholder with respect to any shares covered by any of said Optionee's options until the date that National City Bancshares, Inc. receives payment in full for the purchase of said shares pursuant to the effective exercise of said option. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such payment is received by National City Bancshares, Inc., except as provided in Article VII hereof.





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     (k)  Compliance with Securities Exchange Act. Notwithstanding anything herein to the contrary, options shall always be granted and exercised in such a manner as to conform to the provisions of Rule 16b-3 or any replacement rule, adopted pursuant to the provisions of the Securities Exchange Act of 1934 as the same now exists or may, from time to time, be amended.

     (l) Other Provisions. The option agreements authorized under the Plan shall contain such other provisions, including, without limitation, restrictions upon the exercise of the option, as the Committee shall deem advisable and, in any event, all option agreements shall contain such limitations upon the exercise of the option (other than the $100,000.00 limitation as to the maximum value of shares with respect to which options are exercisable for the first time in any calendar year, which limitation may be exceeded as provided in Article V (e)) as shall be necessary in order that each such option will be an "incentive stock option" as defined in Section 422 of the Code or to conform to any change in the law.

           ARTICLE VI. NOTICE OF INTENT TO EXERCISE OPTIONS.

     An Optionee desiring to exercise an option granted hereunder as to one or more of the shares covered thereby must, in order to so exercise the option, notify the Corporation in writing to that effect, specifying the number of shares of the Common Stock to be purchased.

     ARTICLE VII. STOCK DIVIDEND-RECAPITALIZATION-CONSOLIDATION.

     If any stock dividend shall be declared upon the Common Stock or if the Common Stock shall hereafter be subdivided, consolidated, or changed into other securities of National City Bancshares, Inc., or a successor corporation to National City Bancshares, Inc., then in each such event, shares of Common Stock which would be delivered pursuant to exercise of any options shall, for the purpose of adjusting the number and kind thereof, be treated as though outstanding immediately prior to the occurrence of such event and the purchase price to be paid therefor shall be appropriately adjusted to give effect thereto.

     The grant of an option pursuant to the Plan shall not affect in any way the right or power of National City Bancshares, Inc. to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

           ARTICLE VIII. EXPIRATION AND TERMINATION OF PLAN.

     Options may be granted pursuant to the Plan only within ten (10) years following the earlier to occur of the date on which the Plan is originally adopted by the Board of Directors and the date on which the Plan is originally approved by stockholders of National City
Bancshares, Inc.

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     Options may be granted under the Plan at any time until the Plan is terminated by the Board of Directors or until such earlier date when termination of the Plan shall be required by applicable law. If not sooner terminated, the Plan shall terminate ten years from the date on which the Plan is originally approved by the Board of Directors.

                  ARTICLE IX. AMENDMENT OF THE PLAN.

     The Board of Directors may, insofar as permitted by law, from time to time, with respect to any shares of Common Stock at the time not subject to outstanding options, suspend or discontinue the Plan or revise or amend it in any respect whatsoever except that, without approval of the holders of a majority of the Common Stock of National City Bancshares, Inc., no such revision or amendment shall change the number of shares of Common Stock subject to the Plan (except as may occur as a result of an occurrence described in Article VII), change the designation of the class of employees eligible to receive options, remove the administration of the Plan from the Committee, or render any member of the Committee eligible to receive an option under the Plan while serving thereon. Furthermore, the Plan may not, without the approval of the holders of a majority of the Common Stock of National City Bancshares, Inc., be amended in any manner that will cause options issued under it to fail to meet the requirements of "incentive stock options" as defined in Section 422 of the Code (except as provided in paragraph (e) of Article V) or which would result in a failure to comply with Section 16(b)(3) of the Securities Exchange Act of 1934 or similar statute(s) or rules or regulations adopted thereunder.

                    ARTICLE X. GRANTING OF OPTIONS.

     The granting of any option pursuant to the Plan shall be entirely in the discretion of the Committee and nothing herein contained shall be construed to give any employee any right to participate under the Plan or to receive any option under it. The granting of an option shall impose no duty upon the Optionee to exercise such option.

     Neither the adoption and maintenance of the Plan nor the granting of an option pursuant to the Plan shall be deemed to constitute a contract of employment between the Corporation and any employee or to be a condition of the employment of any person. Nothing herein contained shall be deemed to (a) give to any employee the right to be retained in the employ of the Corporation; (b) interfere with the right of the Corporation to discharge or retire any employee at any time; (c) be deemed to give to the Corporation the right to require an employee to remain in its employ; or (d) interfere with the employee's right to terminate his or her employment at any time.







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                  ARTICLE XI. GOVERNMENT REGULATIONS.

     The Plan and the granting and exercise of any option hereunder and the obligations of National City Bancshares, Inc. to sell and deliver shares under any such option shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required.

               ARTICLE XII. PROCEEDS FROM SALE OF STOCK.

     Proceeds from the purchase of Common Stock by any Optionee under the Plan shall be for the general business purposes of National City Bancshares, Inc.

                 ARTICLE XIII. REPORTING REQUIREMENTS.

     The Committee shall furnish each Optionee hereunder with such information relating to the exercise of any option granted hereunder to said Optionee as is required under the Code and applicable State and Federal Security laws.

        ARTICLE XIV. EFFECTIVE DATE; APPROVAL OF STOCKHOLDERS.

     The Plan shall become effective as of the date of its adoption by the Board of Directors, but only if it shall be approved within twelve months thereafter by the shareholders of National City Bancshares, Inc. as required by the Code and the regulations issued thereunder and no option granted hereunder, if any, after such effective date but prior to such approval may be exercised unless and until such approval shall have been granted.

                      ARTICLE XV. INTERPRETATION.

     The terms of this Plan are subject to all present and future regulations and rulings of the Secretary of the Treasury or his or her delegate relating to the qualification of Incentive Stock Options under Section 422 of the Code. If any provision of the Plan conflicts with any such regulation or ruling, that provision of the Plan shall he void and of no effect.
















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            Addendum to the National City Bancshares, Inc.
                      Incentive Stock Option Plan


     Effective December 1, 1995, a 5% stock dividend was paid on the outstanding common stock of National City Bancshares, Inc. Pursuant to Article VII of the Plan, the total number of authorized shares reserved for issuance under the terms of the Plan pursuant to Article IV is therefore automatically adjusted to 304,500 shares and each outstanding option for shares is accordingly adjusted.


          Approved by the Board of Directors: December 20, 1995




     Effective April 19, 1996, a two-for-one stock split became effective with respect to all of the shares of common stock of National City Bancshares, Inc. Pursuant to Article VII of the Plan, the total number of authorized shares reserved for issuance under the terms of the Plan pursuant to Article IV is therefore automatically adjusted to 609,000 shares and each outstanding option for shares is accordingly adjusted.


          Approved by the Board of Directors: May 22, 1996




























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